Exhibit (j)

KPMG LLP

345 Park Avenue
New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 26, 2025, with respect to the financial statements of Bitwise Web3 ETF, Bitwise Trendwise BTC/ETH and Treasuries Rotation Strategy ETF and subsidiary, Bitwise Trendwise Bitcoin and Treasuries Rotation Strategy ETF and subsidiary, and Bitwise Trendwise Ethereum and Treasuries Rotation Strategy ETF and subsidiary, each a series of Bitwise Funds Trust as of December 31, 2024, incorporated herein by reference, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in each series’ respective prospectus and “Miscellaneous Information” and “Financial Statements” in each series’ respective statement of additional information filed on Form N-1A.

New York, New York
April 30, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.